Exhibit (r)(2)

Liberty Street Advisors, Inc.

CODE OF ETHICS

September 2022

- FOR INTERNAL USE ONLY -

TABLE OF CONTENTS

1.	INTRODUCTION AND POLICY	3

2.	DEFINITIONS	4

3.	General Requirements	6

4.	PROHIBITed TRANSACTIONS And Preclearance requirements	7

a)	General:	7
b)	personal trading Prohibitions:	8
C)	Outside Business Activities:	10
D)	Gifts:	10
E)	Political Contributions:	11

5.	Reporting Requirements	11

a)	Notice to Outside Brokers and Dealers	11
b)	General Reporting Requirements	12
c)	Exclusions from Reporting	12
d)	Initial Holding Reports	12
e)	Quarterly Transaction Reports	12
f)	Alternative Reporting of Quarterly Transaction Reports	13
g)	Annual Holdings Reports	13
h)	Account Opening Procedures	14

6.	SANCTIONS/VIOLATIONS	14

7.	GIFTS AND ENTERTAINMENT	14

a)	Gift Giving	15
b)	Accepting Gifts	15
c)	Entertainment	15

8.	tHE cHIEF cOMPLIANCE oFFICER (“CCO”) and DePUTY CCO ("DC")	17

a)	Duties of CCO or DC	17
b)	Potential Trade Conflict	18
c)	Required Records	18
d)	Trade Review Process	18

9.	REPORTS TO management or FUND BOARDS	19

ATTACHMENT A: ACKNOWLEDGEMENT		21

Schedule A: INSIDER TRADING POLICIES AND PROCEDURES		22

2

Liberty Street Advisors, Inc.

CODE OF ETHICS

september 2022

1.            INTRODUCTION AND POLICY

Liberty Street Advisors, Inc. (“Liberty Street,” the “Adviser,” or the “Firm”), a federally registered investment adviser, has adopted this Code of Ethics (“Code” ) pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Act. This Code is Exhibit 10 to the Liberty Street Compliance Manual. All terms in bold are defined in Section 2 of this Code entitled “Definitions.”

Liberty Street places the highest possible value on ethical behavior, and requires every member of the organization to demonstrate the highest ethical conduct in his or her business dealings.

This Code has been adopted by Liberty Street to enforce these values with respect to the investment advisory services it provides to U.S. registered investment companies, or series thereof and/or other privately managed funds (each, a “Fund”). This Code is designed to promote compliance with the relevant legal and fiduciary obligations to which the Adviser is subject, and is based upon the principle that certain persons, including the directors, officers, employees and certain affiliated persons of the Adviser, owe a fiduciary duty to the shareholders of the Funds, among others, to conduct their affairs, including their personal securities transactions, in such manner as to minimize potential conflicts of interest and to avoid (i) serving their own personal interests ahead of the Firm’s clients; (ii) taking inappropriate advantage of their position with the Adviser; and (iii) any actual conflicts of interest or any abuse of their positions of trust and responsibility.

All Covered Persons are required to review this Code, to be familiar with it, to refer to it and to defer to the Firm’s senior management for guidance whenever a question about any activity, which could have even the appearance of violating this Code or subjecting the Firm to any adverse publicity, criticism or concern with respect to a Fund.

Operational Integration: Liberty Street is a control affiliate of and shares office space with SEC registered investment adviser Pearl Lane Advisors, LLC (“Pearl Lane”). Liberty Street’s investment team personnel, executive management, and compliance personnel are the same as those of Pearl Lane. Although Liberty Street and Pearl Lane have separate codes of ethics, the policies, procedures and compliance programs for both codes of ethics are operationally integrated. By way of some examples, an approval by the Compliance department of a personal trade applies to both Liberty Street and Pearl Lane. A restricted list will apply to both Liberty Street and Pearl Lane. The reporting of political contributions, outside business activities, gifts, entertainment, the review and/or approval thereof, and all books and records regarding such apply to both Liberty Street and Pearl Lane.

3

It is the responsibility of every Covered Person to comply with all applicable Federal Securities Laws and regulations and this Code. Failure to comply with such laws and regulations and this Code is a very serious matter and may result in disciplinary action by the Firm, including monetary fines or censure, unwinding of trades, disgorgement of profits, suspension of personal trading privileges, suspension, termination, or modification of employment, as well as CIVIL or CRIMINAL PROSECUTION.

2.            DEFINITIONS

“Access Person” is defined for purposes of this Code as any Covered Person, who:

(a)	in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the Purchase or Sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such Purchases or Sales;

(b)	obtains information concerning or has access to recommendations made to a Fund with regard to the Purchase or Sale of Covered Securities by the Fund; or

(c)	has access to nonpublic information regarding a Fund’s Purchase or Sale of a Covered Security or nonpublic information regarding the portfolio holdings of a Fund.

“Act” means the Investment Company Act of 1940, as amended.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Advisory Affiliate” for purposes of this Code means any person or company that controls, is controlled by or is under common control with the Adviser.

“Automatic Investment Plan” means a program in which regular or periodic Purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

“Beneficial Owner” means, in general, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Covered Security. For purposes of this Code, a person is normally regarded as the Beneficial Owner of securities held in his/her own name or by members of his/her Immediate Family. Additionally, ownership of derivative securities such as options, warrants or convertible securities which confer the right to acquire the underlying security at a fixed price constitutes beneficial ownership of the underlying security itself.

“CCO” means the Firm’s Chief Compliance Officer.

“DC” means the Firm's Deputy CCO.

“Code” means this Code of Ethics pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Act.

4

“Compliance” or “Compliance Officer” means CCO and/or DC.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company. Direct or Indirect beneficial ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company.

“Covered Person” means the Firm’s officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on the Firm’s behalf and are subject to the Firm’s supervision and control, including those who may be associated with Advisory Affiliates.

“Covered Security” means any security except:

•	direct obligations of the Government of the United States;

•	banker’s acceptances, bank certificates of deposits, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares of registered open-end investment companies, including money market Funds and unit investment trusts that are invested exclusively in one or more open-end investment companies; except that any Fund advised by the Adviser or any Advisory Affiliate, and Exchange-Traded Funds (ETFs) are Covered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fund” means all U.S. registered investment companies or private funds for which the Adviser or any Advisory Affiliate serves as investment adviser, sub-adviser or underwriter.

“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) that may reside in the same household and who is supported, directly or indirectly, to a material extent by the Access Person.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration was not subject to the reporting requirements of Sections 13 or 15 of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or 4(6) or pursuant to Rules 504 through 506 under the Securities Act.

“Managed Account” means an account for which the Beneficial Owner has given discretionary trading authority to a financial professional.

“Outside Business Activity” means an activity by which a Covered Person is an employee, independent contractor, sole proprietor, officer, director or partner of a third party (excluding affiliates of Liberty Street), and receiving compensation or having the reasonable expectation of receiving compensation from the third party for the activity.

5

“Pearl Lane” means Pearl Lane Advisors, LLC, an Advisory Affiliate that is the investment adviser to private, pooled investment vehicles.

“Personal Securities Transaction” is considered to be a transaction in a Covered Security of which the Covered Person is deemed to be the Beneficial Owner.

“Political Contribution” means any gift, subscription, loan, advance or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of a successful candidate for state or local office.

“Purchase(s)” or “Sale(s)” include, among other things, the buy or sell transaction of any security, including Covered Securities and options on a security.

“Securities Act” means the Securities Act of 1933, as amended.

“Security held or to be acquired by” a Fund means:

a)	any Covered Security which (a) is held by a Fund or (b) is being or has been considered by a Fund or its investment Adviser for Purchase by a Fund; and

b)	any option, and any security convertible into or exchangeable for, a Covered Security described in (i) above.

3.            General Requirements

Covered Persons must be familiar with the Code and be alert for any potential conflict of interest between the Firm’s interest, the interests of its clients, and for any improper activity on the part of other Covered Persons.

1.	Each Covered Person must promptly report any violation of this Code or Federal Securities Laws to the CCO. The CCO is responsible for investigating the violation, taking appropriate action and documenting the investigation and violation.

2.	Each Covered Person must promptly report any Fund complaint (oral or written) regarding any violation or alleged violation of this Code to the CCO. The CCO is responsible for investigating the complaint, taking appropriate action, and documenting the investigation and action.

3.	All Covered Persons must abide by the Adviser’s Insider Trading Policies and Procedures as set forth on Schedule A of this Code.

4.	The CCO or DC shall distribute to each Covered Person, when they become a Covered Person, a copy of the Code, including the Adviser’s Insider Trading Policies and Procedures. In addition, the CCO or DC shall distribute copies of the Code, including the Adviser’s Insider Trading Policies and Procedures, to all Covered Persons annually and copies of all amendments to the Code to all Covered Persons as soon as practicable after the effective date of the amendment.

6

5.	Upon receipt of the Code, each Covered Person shall submit to the CCO or DC an Acknowledgement (in the form of Attachment A or on Compliance Science) that certifies that (1) he or she has received, read and understood the Code, including the Adviser’s Insider Trading Policies and Procedures; and (2) he or she has complied with all of the requirements of the Code, including the Adviser’s Insider Trading Policies and Procedures, and has disclosed or reported all personal securities transactions required to be disclosed by the Covered Person, if applicable, pursuant to the provisions of the Code.

This Code applies to all Covered Persons, including directors, officers, and employees of Liberty Street, as well as any other persons who provide advice on the Firm’s behalf and are subject to the Firm’s supervision and control. Certain provisions may apply only to Access Persons, while other provisions apply to all Covered Persons. The CCO or DC will identify all persons subject to this Code and promptly inform each Covered Person of his or her status and reporting requirements under the Code. All employees located at or reporting to the New York office of the Advisor, including employees of the Advisor's affiliates that share office with the Adviser in New York, are considered both Covered and Access Persons. Accordingly, the use of the term “Covered Person” throughout the remainder of this Code includes the term “Access Person” unless otherwise stated.

4.            PROHIBITed TRANSACTIONS AND PRECLEARANCE REQUIREMENTS

A.            General:

Each Covered Person must conduct himself or herself in such a manner as to minimize potential conflicts of interest and to avoid serving his/her personal interests ahead of clients; must not take inappropriate advantage of his/her position; and must avoid any actual conflicts of interest or any abuse of his/her position of trust and responsibility. A Covered Person may not use his or her influence over any investment decisions by a Fund for personal gain or in a manner detrimental to the interests of a Fund or take personal advantage of any opportunity properly belonging to a Fund.

In addition, no Covered Person, in connection with the purchase or sale of a Security held or to be acquired by a Fund, shall, directly or indirectly:

1.	employ any device, scheme or artifice to defraud a Fund;

2.	make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to the Fund in light of the circumstances under which they are made misleading;

3.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

7

4.	engage in any manipulative practice with respect to a Fund.

Except as required in the normal course of carrying out their business responsibilities, no Covered Person shall reveal information relating to the investment intentions or activities of any Fund, or of the securities that are being considered for Purchase or Sale on behalf of any Fund.

Undue Influence

Covered Persons shall not cause or attempt to cause any Fund to purchase, sell or hold any security in a manner calculated to create any personal benefit to them and shall not recommend any securities transactions for a Fund without having disclosed their interest, if any, in such securities or the issuer thereof, including, without limitation, (i) beneficial ownership of any securities of such issuer, (ii) any position with such issuer or its affiliates and (iii) any present or proposed business relationship between the Covered Person (or any party in which he or she has a significant interest) and such issuer or its affiliates.

B.            Personal Trading Prohibitions:

Trading and Preclearance

Each Covered Person must refrain from engaging in a Personal Securities Transaction when the Covered Person knows, or in the ordinary course of fulfilling his or her duties would have reason to know, that at the time of the Personal Securities Transaction a Fund has a pending Purchase or Sale order in the same Covered Security.

All Covered Persons shall not purchase or sell a Covered Security via a private offering or in an account over which they have direct or indirect influence, control, or knowledge on a day during which they know or should have known a Fund has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn.

For purposes of this prohibition, fixed income securities of an issuer shall NOT be deemed to be the same security as that of the common stock of an issuer.

In addition, convertible preferred stock of an issuer shall be deemed to be the same security as an issuer’s common stock; whereas non-convertible preferred stock shall NOT be deemed to be the same security as common stock.

All Covered Persons must obtain prior written approval from the CCO, DC or such other person specifically designated by the CCO before engaging in any Personal Securities Transactions of a Covered Security. The request for preclearance must be submitted prior to entering any orders for Personal Securities Transactions of a Covered Security. The CCO or DC or other designee will analyze the request and return written approval or denial of the request to the Covered Person. Preclearance is valid for a period of two (2) business days after acceptance by the CCO or DC or other designee unless otherwise indicated. Regardless of preclearance, all transactions remain subject to all other provisions of this Code.

8

Preclearance is not required for the following:

1.	Purchases, which are part of an Automatic Investment Plan;

2.	Purchases or Sales, which are non-volitional on the part of the Covered Person or transactions over which the Covered Person has no direct or indirect influence or control (for this purpose, you are deemed to have direct or indirect influence or control over the accounts of Immediate Family Members).

3.	Purchases or Sales, which are non-volitional on the part of the Covered Person and effected in a Managed Account.

4.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

5.	Purchases or Sales in municipal bonds

All personal trade requests must be submitted on Compliance Science. The CCO or DC will provide you with access and log on instructions. The CCO or DC may at times and in their discretion accept personal trade requests via email as an alternate form or reporting. In such circumstances, the CCO or DC will provide you with written instructions of how to do so.

Short-Term Trading Profits

Covered Persons shall not profit from the Purchase and Sale or Sale and Purchase of the same (or equivalent) Covered Securities within 60 calendar days if such securities are held by a Fund.

The CCO or DC may grant exceptions to this prohibition in whole or in part and upon such conditions as the CCO or DC may impose if the CCO or DC determines that no harm is likely to result to a Fund.

Initial Public Offerings and Limited Offerings

Limited Offerings and Initial Public Offerings are Covered Securities that require preclearance by the CCO or DC.

9

Covered Persons may not directly or indirectly acquire securities in an Initial Public Offering or a Limited Offering unless the CCO or DC determines whether the investment opportunity should be or is reserved for a Fund, and whether such opportunity is being offered to the Covered Person by virtue of their position with the Fund. Any Covered Person of a Fund, who has taken a personal position in an Initial Public Offering or a Limited Offering will be under an affirmative obligation to disclose that position in writing to the CCO or DC if he or she plays a material role in, or has direct knowledge of, the Fund’s subsequent investment decision regarding the same issuer. Once disclosure is given, an independent review of the Fund’s investment decision will be made.

C.            Outside Business Activities

In order to avoid any conflicts of interest or perceived conflicts of interest, all Covered Persons are prohibited from engaging in an Outside Business Activity (OBA) without (1) first disclosing it to the CCO or DC in writing, and (2) receiving written permission from the Compliance Department to engage in the OBA.

For purposes of the Code, an OBA is defined as an activity by which an individual is an employee, independent contractor, sole proprietor, officer, director or partner of a third party (excluding affiliates of the Adviser), and receiving compensation, or having the reasonable expectation of receiving compensation, from the third party for the activity.

For purposes of the Code, OBA does not include a Covered Person’s employment with an affiliate of the Adviser.

OBA reporting will be done on Compliance Science, or in an alternate written format as prescribed by the CCO. For purposes of the OBA notification and preclearance requirements for OBAs pursuant to the Code, those Covered Persons who have previously complied with the OBA policy of the Adviser’s broker-dealer affiliate will be deemed to have satisfied the reporting requirements of the Code.

Service As a Director

Covered Persons shall not serve on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the CCO that the board service would be consistent with the interests of the Funds and their shareholders.

D.            Gifts

Covered Persons are not permitted to give gifts, gratuities or other favors to any person or firm where the payment relates in any way to the business of the recipient or the recipient’s employer or to government officials without first obtaining written approval from the CCO or DC. All preclearance gift requests should be submitted to the Compliance Department on Compliance Science. Further information regarding the Firm’s policy regarding gifts and entertainment are in Section 7, below.

10

E.            Political Contributions

Covered Persons are prohibited from making a Political Contribution to any government entity, including a government official, candidate for office, political party, or political action committee, whether state, municipal or federal, for the purpose of influencing the decision by any person or entity to conduct business with the Firm, including investing in any product managed by the Firm.

Preclearance. Any Political Contribution to a government official, candidate for office, political party, or political action committee, whether state, municipal or federal, by the Firm or a Covered Person must be disclosed to and approved by the CCO or designee in writing in advance of any contribution being made. Generally, it is the Firm’s policy to permit any proposed contribution so long as it does not cause a violation or a reasonably foreseeable violation of this policy. However, the CCO or designee may prohibit any proposed contribution that is deemed by the CCO or designee to raise a risk of violating this policy or any applicable campaign finance or government lobbying law, or that poses a risk of the appearance of a conflict of interest. Pre-clearance requests must be submitted via Compliance Science.

New Hires. Newly hired Covered Persons must disclose in writing to the CCO or DC all Political Contributions to any official of a Government Entity or candidate for office of a Government Entity (including any election committee) made by the employee or officer during the two years prior to employment. This will be done on Compliance Science.

5.            Reporting Requirements

A.            Notice to Outside Brokers and Dealers

All Covered Persons are required to inform the Compliance Department of all outside brokerage firms with which they maintain an account for which the Covered Person is a Beneficial Owner, in which any Covered Securities are held (including Managed Accounts and those of an Immediate Family member), and seek written permission from the Compliance Department prior to opening any such account in which the Covered Person is a Beneficial Owner. Statements and confirmations, or data feeds via Compliance Science, must be received by the Firm for all such accounts. Failure of a brokerage firm to send duplicate trade confirmations or account statements or provide data feeds to Compliance Science will not excuse a violation of this section by any Covered Person.

The Compliance Department will ensure it receives duplicate statements and confirmations or data feeds for all accounts subject to the Code.

If a broker/dealer requires a letter authorizing a Covered Person to be able to open an account, a letter will be prepared by the CCO or DC. Those Covered Persons who have complied with the outside brokerage account policy of the Adviser’s broker-dealer affiliate will be deemed to have satisfied this reporting requirement of the Code.

11

B.            General Reporting Requirements

Covered Persons must report to the CCO or DC the information described in this Section with respect to transactions in any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership.

C.            Exclusions from Reporting

Purchases or sales of Covered Securities in an account in which the Covered Person has no direct or indirect control are not subject to the reporting requirements of this Section.

D.            Initial Holding Reports

No later than ten (10) business days after a Covered Person becomes subject to this Code he or she must report the following information (which shall be of a date no more than forty five (45) days prior to the date on which the person become an Covered Person):

1.	the type, title, exchange ticker symbol or CUSIP (is applicable), number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Covered Person has any direct or indirect beneficial ownership;

2.	the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the Covered Person’s direct or indirect benefit as of the date he or she became a Covered Person; and

3.	the date that the report is submitted.

E. Quarterly Transaction Reports

No later than thirty (30) days after the end of a quarter, Covered Persons must report the following information.

1.	With respect to any transaction during the quarter in a Covered Security (whether or not publicly traded) in which the Covered Person has, or by reason of such transaction acquired, any direct or indirect beneficial ownership:

a.            the date of the transaction, the type, title, exchange ticker symbol or CUSIP (is applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

12

b.            the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.            the price of the Covered Security at which the transaction was effected;

d.            the name of the broker, dealer or bank with or through which the transaction was effected; and

e.            the date that the report is submitted.

2.	With respect to any account established by the Covered Person in which any securities were held during the quarter for the direct or indirect benefit of the Covered Person:

a.            The name of the broker, dealer or bank with which the Covered Person established the account;

b.            The date the account was established; and

c.            The date that the report is submitted by the Covered Person.

Covered Persons need not make Quarterly Reports with respect to transactions effected pursuant to an Automatic Investment Plan.

F. Alternative Reporting of Quarterly Transaction Reports

The receipt by the Compliance Department of duplicate broker trade confirmations and statements or data feeds via Compliance Science on all securities transactions through Notice to Outside Brokers and Dealers as described in Section 5(A) shall satisfy the reporting requirements of Section 5(E), above.

G.            Annual Holdings Reports

At least annually, all Covered Persons must report and/or confirm on Compliance Science the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted or confirmed, except in the case of certain alternative investments):

1.	the type, title, exchange ticker symbol or CUSIP (if applicable), number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Covered Person had any direct or indirect beneficial ownership;

2.	the name of any broker, dealer or bank with whom the Covered Person maintains an account in which any securities are held for his or her direct or indirect benefit; and

3.	the date that the report is submitted.

13

4.	For certain alternative investments (i.e. private placements, hedge funds, operating companies) where no individual amount is provided by the issuer or account statements are not provided by the issuer, reporting of the holding without amount will satisfy this reporting requirement. If account statements are provided by the issuer but not within 45 days of quarter end, reporting the amount from the most recently received statement shall satisfy this reporting requirement.

H.            Account Opening Procedures

All Covered Persons shall provide written notice to the CCO or DC prior to opening any account with any entity through which a Covered Securities transaction may be effected and in which the Covered Person has Beneficial Ownership. In addition, Covered Persons must, as directed by the CCO or DC, promptly:

1.	provide full access to the Adviser to any and all records and documents which the Adviser considers relevant to any securities transactions or other matters subject to the Code;

2.	cooperate with the Adviser in investigating any securities transactions or other matter subject to the Code; and

3.	provide the Adviser with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter to the Code.

6.            SANCTIONS/VIOLATIONS

Strict compliance with the Code is mandatory. Any violation of the Code by a Covered Person is considered to be serious and may result in disciplinary action by the Firm, including monetary fines or censure, unwinding of trades, disgorgement of profits, suspension of personal trading privileges or suspension, modification or termination of employment, as well as possible civil or criminal liability. Repeated offenses will most likely be treated with stricter sanctions.

7.            GIFTS AND ENTERTAINMENT

Liberty Street has adopted the following policies to avoid the appearance of conflicts or actual conflicts that may arise from providing or accepting gifts and entertainment. The following policies apply only to a Covered Person’s business activities for the Adviser. Those Covered Persons who are subject to the written supervisory procedures of the Adviser’s affiliated broker-dealer regarding gifts and entertainment do not need to provide duplicate reporting pursuant to the Adviser’s policy.

14

A.            Gift Giving

Covered Persons are not permitted to give gifts, gratuities or other favors to any person or firm where the payment relates in any way to the business of the recipient or the recipient’s employer or to government officials, except to the extent such gifts are in compliance with applicable law, of insignificant value (no more than $100 per year), and not given in consideration or expectation of any action by the recipient. All gifts in relation to the business of the Firm regardless of the dollar amount, require written preclearance by the Compliance Department. Submit your requests on Compliance Science.

Items of de minimis value (pens, notepads or modest desk ornaments) or other promotional items of nominal value that display the Firm’s logo are not considered gifts pursuant to this policy as long as the value of the item is substantially below the $100 limit. Only the CCO and/or DC can make the determination of promotional items of nominal value or gifts of de minimis value, so all Covered Persons must review with the CCO or DC first before ordering such items.

Gifts will be valued at the higher of cost or market value, excluding taxes and delivery charges. For tickets, the value will be the higher of the cost of the ticket or its face value. If gifts are given to a group or entity, the DC will record the names of each recipient and the value of the gift will be determined on a pro rata per recipient basis. As an example, a gift given to a three person group or entity that is worth $250 will be divided by three and the resultant amount will be allocated to each person in the group equally.

Gifts given during the course of business entertainment or conferences are reportable gifts.

B.            Accepting Gifts

Covered Persons must not accept, or permit any member of their Immediate Family to accept, any gifts, gratuities or other favors from any client, supplier or other person doing or seeking to do business with the Firm, other than items of insignificant value. Any gifts that are not of insignificant value should be reported to the CCO or DC and returned immediately. If immediate return is not practical, they should be given to the Firm for charitable disposition or such other disposition as the Firm, in its sole discretion, believes appropriate.

C.            Entertainment

Common sense and moderation should prevail in travel and business entertainment undertaken on behalf of the Firm. Covered Persons should not provide, or accept, business entertainment to or from anyone doing business or seeking to do business with the Firm unless the entertainment is infrequent, reasonable in the circumstances and intended to serve legitimate business goals.

15

The giving and acceptance of any payments or other consideration in the nature of bribes and kickbacks are absolutely prohibited by law and Firm policy.

When Adviser employees who are Covered Persons provide entertainment to third parties in relation to the business of the Firm, the following policies and procedures apply.

Dollar limitations. If the cost of the event is greater than $500, the event must first be submitted to the Chief Executive Officer (CEO) for pre-approval. Such submission and approval may be verbal or in writing.

Quarterly Reviews. On a quarterly basis, the CCO or DC will obtain information from applicable Firm personnel regarding entertainment expenses for the prior quarter, prepare a report, and submit to the CEO for review. In the event that the CEO had entertainment expenses, the CCO will review the CEO’s expenses.

Factors. The following factors should be considered by the CEO or CCO when reviewing entertainment expenses. These factors should also be considered by all applicable Adviser personnel when considering the entertainment event before it occurs:

Nature of the Entertainment

o	Whether the nature, cost, or extent of the entertainment could reasonably give rise to an actual or perceived conflict of interest, or encourage a quid pro quo business transaction;

o	Whether the nature, cost, and extent of the entertainment is consistent with the nature of the business relationship and the relationship of the parties involved;

o	Whether the provision of any transportation, lodging, or other accommodations is appropriate;

o	Whether the entertainment would be considered usual and customary within the industry;

o	Whether the entertainment would be considered usual and customary within the member organization;

o	Whether the cost of the entertainment is consistent with the location (city and/or establishment) in which the entertainment takes place;

16

o	Whether the entertainment extends to the client’s spouse or to guests of the client;

o	Whether the entertainment might otherwise reasonably be perceived to be improper.

Nature of the customer

o	Whether the recipient of the entertainment has fiduciary duties (e.g., to a public company, labor union, a state, or a municipality) that may give rise to specific legal or ethical considerations;

o	The frequency of entertainment provided to the client;

o	The frequency of the Firm’s contact with the client in the ordinary course of business.

The Firm’s business purpose

o	Whether the entertainment is in recognition of a completed deal; and

o	Whether the entertainment is educational or philanthropic in nature, or strictly recreational.

8.	tHE cHIEF cOMPLIANCE oFFICER (“CCO”) and Deputy CCO ("DC")

A.            Duties of CCO or DC

The CCO or DC shall:

1.	identify all Covered Persons subject to this Code and promptly inform each person of his or her requirements under this Code;

2.	maintain the required signed acknowledgements by each person who is subject to this Code, in the form of Attachment A either in hard copy form or on Compliance Science;

3.	review, or oversee the review of, all securities transaction and holdings reports and maintain the names of persons responsible for reviewing these reports;

4.	review all preclearance requests, including personal trades, gifts, entertainment, political contributions, and OBA requests, and determine if a request should be accepted or denied. The CCO will review the DC’s preclearance requests. The DC will review any CCO preclearance requests. Alternately, the Chief Executive Officer (CEO) or President may review the CCO’s preclearance requests subject to the parameters set forth in this Code for the CCO and DC;

17

5.	Prepare the quarterly entertainment reports for review by the CEO; and

6.	the CCO shall review this Code periodically and no less than annually to determine if he recommends any changes to the Code based on his experience under the Code, evolving industry practices or developments in applicable laws or regulations.

B.            Potential Trade Conflict

When there appears to be a transaction that conflicts with the Code, the CCO or DC shall request a written explanation of the person’s transaction. If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the CCO with a recommendation of appropriate action to Liberty Street’s executive officers (e.g. CEO, President) , and notify the Board of Directors/Trustees of the Fund, if appropriate.

C.            Required Records

Please see Liberty Street’s Compliance Manual for records to be maintained under the Code.

D.            Trade Review Process

In reviewing preclearance requests and trade confirmations and statements, the CCO or DC will consider certain factors including but not limited to the following:

1.	Same day trades: the same transaction (Purchase or Sale) by Covered Persons occurring on the same day in the same Covered Security by a Fund.

2.	Potential conflicts: the same transactions (Purchases or Sales) by Covered Persons in Covered Securities, which, within the most recent 15 days, have been transacted by a Fund

3.	Other activities: transactions which may give the appearance that a Covered Person has executed transactions not in accordance with this Code.

4.	any perceived conflicts of interests with the Firm, the Firm’s clients, the Firm’s affiliates, or its affiliates’ clients

5.	excessive trading, such as placing trades every day and/or multiple times each week;

18

6.	excessively risky trading, such as frequent trading in particularly volatile securities with corresponding short-term buys and sells;

7.	unusual short-term profits and/or losses (e.g. short-term profits from a security not previously traded);

8.	day trading (buying and selling the same security intra-day);

9.	patterns of short-term trading (not intra-day trading, but buying and selling the same security within short time frames, such as next day or within 2-3 days).

Each of the above is a factor to be considered by the CCO/DC in his/her review. The occurrence of one or more of the above factors is not necessarily a violation of this Code or confirmation of improper trading by a Covered Person. However, it is a general policy of the Firm that day-trading, short-term trading, and/or excessive trading are discouraged practices.

10.	De Minimis Conditions: The CCO or DC in reviewing trade requests for Covered Securities that are Fund holdings may consider the following de minimis conditions to permit the personal trade:

a.	Up to 50 shares per day of an issuer with a market capitalization of $500 million to $1 billion;

b.	Up to 100 shares per day of an issuer with a market capitalization of at least $1 billion;

c.	Up to 200 shares per day of an issuer with a market capitalization of at least $2 billion;

d.	Up to 1000 shares of an issuer with a market capitalization of at least $5 billion

9.            REPORTS TO MANAGEMENT OR FUND BOARDS

The CCO shall no less frequently than annually report to the management of Liberty Street in writing, or to any Fund advised by Liberty Street in a written format prescribed by the Fund’s Board of Trustees regarding the following:

1.	any issues under this Code or its procedures since the last report to the management of Liberty Street, or to any Fund Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

19

2.	certifications that the Adviser has adopted procedures reasonably necessary to prevent its Covered Persons from violating this Code;

3.	a summary of existing procedures concerning personal investing and any changes in the Code during the past year; and

4.	identify any recommended changes in existing restrictions or procedures based on the CCO’s experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

20

Liberty Street Advisors, Inc.

CODE OF ETHICS

september 2022

ATTACHMENT A: ACKNOWLEDGEMENT

(to be completed on Compliance Science)

I have received, and understand that I am subject to, the Code of Ethics and Insider Trading Policies and Procedures (the “Code of Ethics”) of Liberty Street Advisors, Inc., and acknowledge my responsibility to disclose and report all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

Signature	Date

Printed Name

This form must be completed and returned to the CCO or DC at Liberty Street Advisors, Inc. either in hard copy format or on Compliance Science.

21

Liberty Street Advisors, Inc.

Schedule A: INSIDER TRADING POLICIES AND PROCEDURES

All Covered Persons are prohibited from effecting transactions on the basis of material, non-public information, including proprietary information of the Firm and/or its clients.

Annual Certification

All Covered Persons are required to annually certify their knowledge of and compliance with the Firm's Insider Trading Policy as part of their acknowledgment of receipt and understanding of this Code, which is accomplished by the return to the CCO of the acknowledgment that is ATTACHMENT A to this Code.

Firm Policy Memorandum Regarding Insider Trading

This policy memorandum is intended to provide information and guidance concerning the restrictions on insider trading, which is an enforcement priority of the United States Securities and Exchange Commission (“SEC”) and the Department of Justice. It also explains policies adopted by Liberty Street to prevent fraudulent or deceptive practices relating to trading on the basis of material, non-public information (“MNPI”). Trading in publicly-traded securities on the basis of MNPI is prohibited and contrary to Firm policy. The penalties for insider trading can be considerable, including loss of profits plus treble damages, loss of employment, as well as criminal and civil prosecution including incarceration. This policy applies to all Covered Persons.

THE PROHIBITION

The prohibition against insider trading includes the following: if you are in possession of MNPI about a Firm or the market for a Firm’s securities, you must either publicly disclose the information to the marketplace if it is appropriate to do so or refrain from trading or inducing others to trade. Generally, disclosure is not an option and the effect is to require an individual to refrain from trading for him- or herself or others. You also may not communicate MNPI to a second person, who has no official need to know the information.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy or sell a security. In addition, information that, when disclosed, is likely to have a direct effect on a security’s price should be treated as material. Examples include information concerning impending tender offers, leveraged buy-outs, mergers, sales of subsidiaries, significant earnings changes and other major corporate events.

Information is non-public when it has not been disseminated in a manner making it available to investors generally. Information is public once it has been publicly disseminated, such as when it is reported via a public filing with the SEC (e.g. via Form 8-K), reported on the Dow Jones, Bloomberg, CNBC or other news services or in widely disseminated publications, and investors have had a reasonable time to react to the information. Once the information has become public or stale (i.e., no longer material) it may be disclosed freely or used in the decision to trade.

22

Generally, a person violates the insider trading prohibition when that person violates a duty owed either to the person on the other side of the transaction or to a third party (such as a customer or employer) by trading on or disclosing the information. The insider trading prohibition applies to an issuer’s directors, officers and employees, investment bankers, underwriters, accountants, lawyers and consultants, as well as other persons who have entered into special relationships of confidence with an issuer of securities.

Virtually anyone can become subject to the insider trading prohibition merely by obtaining MNPI by unlawful means or by lawfully obtaining such information and improperly using it. This is known as misappropriation. If you receive MNPI as part of your legitimate business dealings on behalf of Liberty Street or its clients and you use that information to trade in securities or if you transmit that information to another person for purposes of trading in securities (so-called “tipping”), you would likely be guilty of insider trading. Insider trading liability may also be derivative. A person who has obtained inside information (so-called “tippee”) from a person who has breached a duty or who has misappropriated information may also be held liable.

The foregoing is just a synopsis of the insider trading prohibition. Because the law in this area is complex, Liberty Street has adopted the following guidelines, which are designed to prevent violations of the insider trading rules.

WHEN THE FIRM IS AN INSIDER

Liberty Street may be deemed an insider when it comes into possession of inside information through its business activities, or through senior management’s or other Covered Persons’ contact with affiliated entities and their business activities. Covered Persons may become insiders (or tippees) upon receiving MNPI from another Firm officer, director or employee.

Liberty Street will remain an insider as long as it has MNPI.

REGULATION FD (FAIR DISCLOSURE)

SEC Regulation FD (“Reg FD”) governs the release by public companies of information that may reasonably be expected to affect the market price of securities issued by the public firm.

The Adviser is the adviser to a non-diversified, closed-end, management investment company that is operated as an interval fund. (the “Interval CEF”). The Interval CEF is subject to Reg FD, and the Interval CEF has Reg FD procedures separate than this Code. All Adviser employees are required to abide by the Interval CEF’s Reg FD procedures.

In addition, the Adviser and its affiliates maintain Information Barrier Policies and Procedures which also address Reg FD for the Interval CEF. Those procedures are separate from this Code.

The goal of Reg FD is to create a “level playing field” so that the dissemination of information that is reasonably likely to affect the market price of a security is released simultaneously to all investors. In general, the issuer, its executive officers, directors, investor relations personnel or other employees with similar duties are prohibited from selectively disclosing MNPI to securities analysts, to other securities professionals, or to a shareholder when it is foreseeable that a recipient of such information will trade on the information. Reg FD requires action by the issuer if there is intentional or unintentional selective disclosure of such information.

23

Covered Persons must not expect or seek to obtain, other than in the normal course of confidential business activities, MNPI from issuers and their employees.

GUIDELINES

TREATMENT OF CUSTOMER INFORMATION

Liberty Street considers confidential all information concerning its clients including, by way of example, their financial condition, prospects, plans and proposals. Liberty Street’s reputation is one of its most important assets. The misuse of client information can damage that reputation as well as client relationships.

WHAT TO DO IF YOU LEARN MNPI

It is not illegal to learn MNPI. Liberty Street may learn MNPI from its clients and is permitted to use that information in a lawful manner to advise and assist them. It is, however, illegal for you to trade on such information or to pass it on to others, who have no legitimate business reason for receiving such information.

If you believe you have learned MNPI, contact the CCO or DC immediately so that he may address the insider trading issues and preserve the integrity of the Firm’s activities. Do not trade on the information or discuss the possible MNPI with any other person at Liberty Street. If you become aware of a breach of these policies or of a leak of MNPI, advise the CCO or DC immediately.

INVESTIGATIONS OF TRADING ACTIVITIES

From time to time the SEC or a State regulator may request information from firms concerning business operations or trading in specific securities. Requests for information should be referred directly to the CCO. You may be asked to sign a sworn affidavit that, at the time of such business activity or transaction, you did not have any MNPI about the securities in question. Your employment may be terminated if you refuse to sign such an affidavit. Liberty Street may also be required to submit these affidavits to the SEC and or the state regulator or attorney general.

STEPS YOU CAN TAKE TO PRESERVE THE CONFIDENTIALITY OF CONFIDENTIAL OR MATERIAL NON-PUBLIC INFORMATION.

If you are in a position within Liberty Street to access MNPI, the following are steps you must take to preserve its confidentiality:

1.	MNPI should be communicated only when there exists a justifiable reason to do so on a “need to know” basis inside or outside the Firm. Before such information is communicated to persons within the Firm, your department, or another person you believe needs to know, contact the CCO.

2.	Do not discuss confidential matters in elevators, hallways, restaurants, airplanes, taxicabs or any place where you can be overheard.

24

3.	Do not leave sensitive memoranda on your desk or in other places where they can be read by others. Lock your computer terminal when you step away, even for a short period of time, and especially when leaving the office.

4.	Report lost or stolen portable electronic devices containing Firm information to the CCO or DC as soon as possible.

5.	Do not read confidential documents in public places or discard them where they can be retrieved by others. Do not carry confidential documents in an exposed manner.

6.	The CCO may from time to time implement policies or procedures where the use of code names or deleted names is implemented for sensitive documents to avoid identification of the participants.

7.	Do not discuss confidential business information with spouses, other relatives or friends.

8.	Avoid even the appearance of impropriety. Serious repercussions may follow from insider trading and the law proscribing insider trading can change. Since it is often difficult to determine what constitutes insider trading, you should consult with a Compliance Officer whenever you have questions about this subject.

YOUR OWN SECURITIES TRADING

Firm policy is to require all employees to disclose all personal trading accounts, for which they are a Beneficial Owner. If you have an account outside of Liberty Street and have not already done so, please advise the CCO or DC immediately. This includes outside accounts in which you have a financial interest or direct the trading. The CCO or DC will review all securities transactions of Covered Persons in order to prevent inappropriate trading activity and to be able to make a positive showing to the regulators that no Covered Person at Liberty Street is trading ahead of or along with proprietary and/or MNPI of the Firm or its clients. The CCO or DC will investigate suspect trades confidentially, and in a manner appropriate to the situation will either contact the associated person’s immediate supervisor or the associated person directly. Trading in Restricted List securities is grounds for termination and criminal prosecution.

CONCLUSION

Liberty Street has a vital interest in its reputation, the reputation of its associates, and in the integrity of the securities markets. Insider trading would destroy that reputation and integrity. Liberty Street is committed to preventing insider trading and to punishing any employee who engages in this practice or fails to comply with the above steps designed to preserve confidentiality of MNPI. These procedures are a vital part of Liberty Street’s compliance efforts and must be adhered to.

Employee, Employee-Related, and Proprietary Trading

All Covered Persons’ trades are reviewed by the CCO and/or the DC for transactions contrary to restrictions because of activities of the Firm, the Firm’s affiliates, other restrictions, and potential insider trading. This review includes review of employees’ outside securities accounts to identify transactions in securities on the Firm's Restricted List or Watch List.

25

Information Barrier Procedures

Introduction

Information barriers are established within brokers, advisers, or other financial institutions to prevent the flow of MNPI. Liberty Street may obtain MNPI while engaging or while an affiliate engages in either securities or investment related activities. Effective procedures permit Liberty Street to continue conducting advisory work, or its affiliates to continue the distribution of research and other business activities while certain Investment Personnel, senior management, or other Covered Persons have knowledge of a security or securities held or to be acquired by a Fund, or MNPI affecting an issuer of securities. The CCO of Liberty Street may as a result implement procedures to isolate persons or departments with MNPI and permit the conduct of business in other areas.

Confidentiality Procedures

Covered Persons that obtain confidential or MNPI in the normal course of business must maintain the confidentiality of that information. Other persons at Liberty Street or an affiliate potentially affected by MNPI may continue to conduct normal activities unless they become aware of MNPI, in which case they are required to immediately contact the CCO, an immediate supervisor, or the DC for guidance regarding future activities involving the Firm or its affiliates.

All employees of Liberty Street and certain affiliates are subject to specific Information Barrier Policies and Procedures which are contained in a document separate from this Code.

Supervisory personnel are responsible for implementing and enforcing the Firm’s procedures as determined by the CCO and this Code to protect the confidentiality of actual or potential MNPI. Some procedures for maintaining confidentiality include:

•	Maintain all paper files in a locked and secured area.

•	Limit access to computer files to only authorized persons with passwords to control access to the files.

•	Affected Covered Persons must refrain from discussing in public areas or with others outside the department (including family members, friends, etc.) any activities that are not publicly known.

•	Use code names or retract names on sensitive draft documents.

•	Physical separation of Covered Persons with access to MNPI.

26

Notification to the CCO

When Liberty Street is engaged to provide investment advisory services, or such other activities of a Fund and/or other client, and that engagement may result in obtaining MNPI, the Covered Person is responsible for notifying the CCO of the engagement.

If any Covered Person should learn of any information regarding a publicly-traded security that may be MNPI, he/she should notify Compliance immediately. The CCO will determine appropriate action, such as putting such security on the Restricted List.

Monitoring the Information Barriers

The CCO monitors trading activities in issues where Liberty Street may be in possession of confidential or MNPI through the use of the Firm's Restricted List. The section Restricted List further explains those procedures.

Certification by Affected Employees

Covered Persons of the Firm subject to additional Information Barrier confidentiality procedures will be requested to certify, on an annual basis, that they have read and agree to abide by the Firm's Information Barrier Procedures and Policy Regarding Insider Trading. The certifications will be maintained on Compliance Science by the CCO and DC.

Education and Training of Employees

To ensure employees are familiar with the Firm's Insider Trading policy Liberty Street has established the following procedures:

a)	Covered Persons receive the Firm's Insider Trading policy upon hire and certify their receipt and understanding.

b)	Annually, Covered Persons complete the Firm’s Annual Certification which includes their acknowledgment of receipt and understanding of the Insider Trading policy.

c)	When procedures are revised, Covered Persons will be notified in writing

d)	Insider Trading is a subject periodically included in the Firm’s compliance meeting programs.

Watch List

The CCO may maintain a confidential Watch List which could include securities which may require additional review by the COO or DC to determine whether personal trading in that security may involve any activity inconsistent with the principles and policies of the Code.

27

Restricted List

The CCO will maintain a Restricted List. The Restricted List may include the following:

•	Issuers where Liberty Street has confidential or MNPI where a restriction is appropriate

•	Other restrictions as determined by the CCO

The Restricted List is the list of issuers the securities and options of which a Covered Person may not engage in a Personal Securities Transaction. The CCO will record the date when an issue is added to and removed from the Restricted List.

Restrictions will generally include the following classes of securities of the issuer: common stock, preferred stock, options, and any security convertible into the common stock of the issuer. Debt issues may be included where appropriate as determined by the CCO.

The CCO and DC will monitor Covered Persons transactions and, where applicable transactions for advisory clients, to identify transactions in securities of issuers on the Restricted List and take action as necessary which may include inquiring regarding the solicited or unsolicited nature of transactions; canceling transactions; or taking other appropriate action.

Expert Network Research Providers

Expert research providers or expert networks (“Expert Network”) may assist asset managers with their due diligence processes when researching a company. However, such providers are also a concern as so-called experts may have access to confidential information or MNPI. While there is no set definition for “Expert Network,” it generally refers to a group of professionals who are paid for their specialized information and research services. To the extent that the Firm uses Expert Networks, it is expected to do so only for private companies (i.e., not publicly-traded companies). The Firm has established the following policies and procedures with respect to its use of Expert Network service providers.

1.	Compliance Review and Pre-Approval

(a)	Prior to using the services of an Expert Network, the service provider must first be reviewed and approved by Compliance. Compliance Officers will conduct due diligence on the provider to ensure, among other things, that adequate compliance procedures and controls are in place to prevent the misuse of confidential information or MNPI.

(b)	Covered Persons are required to obtain Compliance pre-approval prior to a call with any expert through the Expert Network.

2.	Compliance Monitoring

The CCO and DC will ensure that they have the ability to track and monitor any calls between Covered Persons and Expert Networks; and to review the transcripts of such calls. Personal trading reviews and Restricted List procedures, as discussed elsewhere in this Code, may be applied by the Compliance Officers should there be any concern about MNPI or confidential information on the calls.

28

3.	Compliance Record-keeping

The Compliance Officers will maintain records of their reviews and analysis.

4.	Covered Persons Prohibitions

Covered Persons participating in calls with an expert through an Expert Network are prohibited from the following:

•	you shall not provide the expert with your contact information

•	regarding a private company that is the subject of the call with the expert (the “subject company”), you shall not communicate with the expert about the subject company outside of the call hosted by the Expert Network

•	you shall not mention the names of any of the Funds for which the Firm serves as adviser

•	you shall not provide any information regarding the Firm’s intentions to purchase securities of the subject company

•	regarding a subject company, you shall not provide any confidential information of the subject company that may have previously been obtained from the subject company pursuant to a non-disclosure agreement (NDA), including but not limited to that the Firm has signed an NDA and has entered into discussions with the subject company

29